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                                                                    Exhibit 99.1

                 WSI Industries Announces Agreement in Principle
                     To Acquire Precision Machining Company

June 28, 1999--Long Lake, MN--WSI Industries, Inc. (Nasdaq NMS: WSCI) today announced it has reached an agreement in principle, subject to various conditions, to purchase the stock of Bowman Tool and Machining, Inc. in Rochester, MN.

Terms of the pending transaction were not disclosed, but the Company said it expects to complete this acquisition before its fiscal 1999 year-end on August 29.

Michael J. Pudil, president and chief executive officer, said Bowman, which expects to post sales of approximately $8 million in calendar year 1999, has been engaged in the precision contract machining industry for more than 20 years. He said this transaction, if completed, would meet the Company's publicly stated goals on acquiring companies that will be immediately accretive to consolidated earnings and further diversify WSI's base of industries served. Pudil added that Bowman would be operated as a WSI subsidiary in its current manufacturing facility in Rochester.

In February 1999, the Company acquired the stock of Taurus Numeric Tool, Inc., a specialized precision machining company serving the avionics and aerospace markets. With full-year 1998 sales of approximately $7.5 million, Taurus made a positive contribution to the Company's profitability in the third quarter of 1999 ended May 30.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including agriculture, construction, aerospace and avionics, recreational vehicles and computers.